Exhibit 99.1

Immunovant to Participate in Roivant R&D Day 2021

NEW YORK, Sept. 27, 2021 – Immunovant, Inc. (Nasdaq: IMVT), a clinical-stage biopharmaceutical company focused on enabling normal lives for people with autoimmune diseases, today announced that Pete Salzmann, M.D., Chief Executive Officer, will participate in a fireside chat during Roivant R&D Day 2021 on Tuesday, September 28, 2021 at 4:00 p.m. ET.

A live webcast of the event can be accessed at www.tinyurl.com/roivant. A replay of the event will be archived under the ‘Events’ section on the Investors page at www.immunovant.com for 30 days following the presentation.

About Immunovant, Inc.
Immunovant, Inc. is a clinical-stage biopharmaceutical company focused on enabling normal lives for people with autoimmune diseases. Immunovant is developing IMVT-1401, a novel, fully human anti-FcRn monoclonal antibody, as a subcutaneous injection for the treatment of autoimmune diseases mediated by pathogenic IgG antibodies.

Contact:
Tom Dorney, MS, MBA
Director, Investor Relations & Strategy
Immunovant, Inc.
info@immunovant.com